Exhibit 4.1

PROMISSORY NOTE

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. HOLDERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

$800,000.00	Newport Beach, California	April 12, 2013

FOR VALUE RECEIVED, the undersigned (“Borrower”) promises to pay to the order of MAX COMMUNICATING RESOURCES, INC., a California corporation (“Lender”), without offset or deduction except as expressly provided herein, the principal sum of Eight Hundred Thousand Dollars ($800,000.00), plus interest thereon, if any, that may be accrued after the Maturity Date (as herein defined) at the rate set forth below.

This Promissory Note (this “Note”) has been delivered by Borrower to Lender pursuant to that certain Asset Purchase Agreement dated as of even date herewith (the “Asset Purchase Agreement”) pursuant to which Borrower has purchased certain assets from Lender relating to “The Place — The Insider's Guides to Southern California (Los Angeles, Orange Country and San Diego)” (the “Business”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement. Borrower and Lender have acknowledged that future advertising revenue from the Business (“Advertising Revenue”) has an important impact on the valuation of the Business. The parties further acknowledge that the involvement of Michael Maxsenti (“Maxsenti”) will be important to maintaining the Advertising Sales of the Business.

In connection with the foregoing, parties have agreed as follows:

1. Contingent Principal Reductions. To the extent that Advertising Revenues of the Business for fiscal both 2013 and 2014 is less than 90% of Advertising Revenues for fiscal 2012, then the principal amount of this Note shall be reduced by fifty percent (50%) of the amount by which Advertising Revenues of the Business for each of 2013 and/or 2014 falls short of 90% of 2012 Advertising Revenues of the Business, up to a maximum reduction of $100,000 per each year. Any such reductions in principal shall apply first against the last scheduled payments under this Note.

2. Further Agreements. For purposes of the foregoing, the parties further agree: (i) calculations of Advertising Revenues shall be based on accrual based accounting, (ii) Advertising Revenues shall include any advertising revenues of any other entity to which the assets of the Business are transferred after the date of this Note; (iii) Lender shall have the right to review and audit the financial records of Borrower and affiliated entities of Borrower engaged in the Business to confirm the adjustment of the principal balance of this Note; and (iv) except as expressly provided herein, there shall be no adjustments of the amounts owing under this Note for claims of the parties under the Asset Purchase Agreement.

3. No Interest. Except as provided below, the parties agree that the outstanding principal balance owing on this Note shall not bear interest.

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4. Default and Remedies. From and after the Maturity Date (as defined below) or any default by Borrower hereunder that is not cured within thirty (30) days (if such default should occur prior to the Maturity Date), the outstanding principal balance hereunder and accrued interest thereon shall bear interest at a rate equal to ten percent (10%) per annum (the “Default Rate”). The Note is subject to the condition that in no event shall the interest received, charged, or agreed to be paid, including any amounts provided for in this paragraph upon a default, exceed the amount permitted by applicable law. In the event that the obligation to pay interest imposed hereunder shall cause the amount of interest to exceed the highest rate permitted by applicable law, and if the Lender shall ever require as interest an amount in excess of the permitted rate, such excess interest shall be applied automatically to the unpaid portion of principal next due and payable, and in the event that the principal has been paid in full by Borrower, shall be refunded to Borrower. If Borrower defaults in the payment of any installment under this Note, and such default is not cured within the 30-day period described above, the holder hereof may, at its option and without any further notice, declare the entire unpaid balance of principal of this Note and accrued interest thereon immediately due and payable, and any failure to exercise this option shall not constitute a waiver of the right to exercise the same at any subsequent time. Borrower and any endorsers further expressly waive any and all rights that Borrower may now or hereafter have to offset and/or otherwise deduct the value of any claims that Borrower may have against Lender from the amounts required to be paid by Borrower under this Note, except to the extent expressly provided for in this Note, as may be qualified by Sections 2.4 and 8.4 of the Asset Purchase Agreement.

5. Payment of Principal and Interest. Except as expressly provided in this Note, including Section 1 (Contingent Principal Reductions), principal and interest shall be paid as follows:

(a) Commencing on March 1, 2014 and continuing until the Maturity Date (as defined below), Borrower shall make payments under this Note in accordance with the amortization schedule attached hereto as Exhibit A.

(b) Any interest that accrues under this Note shall be payable on the first day of the first calendar month after the date such interest accrues. Interest that is not paid when due shall continue to accrue interest at the Default Rate.

(c) On the date that is eighty-four (84) months after the date of this Note (the “Maturity Date”), Borrower shall pay all amounts that are owing and outstanding under this Note.

All payments required to be made to Lender under this Note shall be made to Lender's bank account at Bank of America, N.A (or such other address as Lender may designate in writing from time to time).

6. Attoneys’ Fees. If any attorney is engaged by Lender to enforce any provision of this Note, or as a consequence of any default or event of default, with or without the filing of any legal action or proceeding, then Borrower shall indemnify Lender against all such attorneys' fees and all other actual and reasonable costs incurred by Lender, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal owing hereunder as if such unpaid attorneys' fees and costs had been added to the principal.

7. Use of Payments. Amounts paid by Borrower under this Note shall be applied in the following order: (a) first, to accrued and unpaid interest owing under this Note; and (b) second, to unpaid principal amounts owing under this Note.

8. Prepayment. Borrower may prepay all amounts owing under this Note at any time without any prepayment penalty.

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9. Miscellaneous.

(a) No waiver of any breach, event of default, default or failure of condition under the terms of this Note shall be implied from any failure by Lender to take, or any delay by Lender in taking action with respect to any such breach, event of default, default or failure of condition or from any previous waiver of any similar or unrelated breach, event of default, default, or failure of condition. A waiver of any term of this Note must be made in writing and shall be limited to the express written terms of such waiver.

(b) As to this Note, Borrower and any endorsers of this Note severally waive all applicable exemption rights, whether under the State Constitutional law, Homestead laws or otherwise, and also severally waive valuation and appraisement, presentment, protest, demand, notice of protest and nonpayment, notice of delinquency, notice of dishonor, notice of acceleration, notice of costs, expenses and losses and interest thereon, notice of interest on interest and late charges, and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights and interests in and to properties securing payment of this Note. Borrower and any endorsers further expressly agree that the Maturity Date, or the date that any payment is due hereunder may be extended from time to time without in any way affecting the liability of Borrower or said endorsers.

(c) Time is of the essence with respect to every provision hereof.

(d) This Note is to be construed according to the laws of the State of California.

(e) Should any part of this Note for any reason be declared invalid, such declaration shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Note had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Note without including herein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

(f) All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile, email or Federal Express (or other reputable delivery or courier service). Any notices shall be deemed given when received at the address or fax number or email address set forth below, unless such address or fax number is changed by notice to the other party hereto:

If to the Lender:

Attention: Michael Maxsenti

1400 Quail Street

Newport Beach, CA 92660

With a copy to:

Newmeyer & Dillion, LLP

895 Dove Street, Suite 500

Newport Beach, CA 92660

Attention: Jon J. Janecek Esq.

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If to the Borrower:

The Place Media, LLC

19200 Von Karman Avenue, 6th Floor

Irvine, CA 92612

Attention: Glen W. Carnes

Fax: (949) 281-3801

Email: glen.carnes@globalvisionholdings.net

With a copy to:

McKinlay Law Group

2600 Michelson Drive, Suite 830

Irvine, CA 92612

Attention: Lance A. McKinlay, Esq.

(g) This Note may not be modified or amended in any manner except in a writing executed by the Borrower and Lender.

[Signature page follows]

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The Place Media, LLC

a Nevada corporation

By: /s/ Glen W. Carnes

Name: Glen W. Carnes

Its: Chief Executive Officer

Address for Notice Purposes:

19200 Von Karman Avenue, 6th Floor

Irvine, CA 92612

Attention: Mr. Glen Carnes, CEO

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